Exhibit 99.3

FOR IMMEDIATE RELEASE

SAFLINK COMPANY CONTACT:	SAFLINK PRESS CONTACT:
SAFLINK Corporation	Sterling Communications
Thomas Doggett, Director of Marketing	Rachel Berry
(800) 762-9595	(253)-853-5030
tdoggett@saflink.com	rberry@sterlingpr.com

SAFLINK® Corp. Announces Acquisition of Physical Access Biometric Technology

Purchase Expected To Expand Sales Opportunities And Strengthen Existing Pipeline;

Acquisition Expected To Be Accretive On A Cash Flow Basis In Q104

BELLEVUE, WA - (December 29, 2003)- SAFLINK® Corporation (NASDAQ: SFLK) (“SAFLINK” or the “Company”), a leading developer, marketer, and integrator of biometric security solutions, announced today that it has entered into an agreement with Information Systems Support, Inc. (“ISS”) and BioMetric Solutions Group, Inc. (“BSG”) pursuant to which SAFLINK will acquire intellectual property and certain other assets related to digital identity and biometric-enhanced physical access security technology. SAFLINK has also agreed to hire key personnel from ISS and BSG to support the acquired technology and products.

Under terms of the agreement, SAFLINK will pay approximately $4.1 million for the acquisition, which includes $500,000 in cash and 1,122,855 shares of SAFLINK’s common stock. ISS and BSG have agreed not to sell the shares of common stock received in the transaction for a period of three years. The acquisition has been approved by the boards of directors of SAFLINK, ISS and BSG, and by the stockholders of ISS and BSG. The acquisition is subject to limited closing conditions including the delivery by ISS and BSG of certain documents. The Company believes that the transaction will have an accretive impact on SAFLINK’s operating cash results beginning with the first quarter of 2004.

Glenn Argenbright, SAFLINK’s Chief Executive Officer, said there were several key reasons why the Company pursued this physical access technology. “We believe the physical access technology will be another high margin business for us and will increase the opportunity in our existing markets, as well as open up numerous new markets. We also believe it will be a key component in over half of our revenues in the coming year. The purchase of the BSG technology and the hiring of its personnel is a major event in the evolution of our company. We believe it will give us a significant competitive advantage in protecting our early success in what we consider to be the most promising markets for biometric security solutions - the government sector and manufacturing process control industries, such as pharmaceuticals,” said Argenbright. “In our work on various Common Access Card, or CAC, programs with the Department of Defense and our ongoing deployment of biometric solutions in the pharmaceutical space, we have seen first hand the importance of possessing expertise with physical access biometric technology. We believe the acquired intellectual property and technology is an excellent complement to our existing logical solutions for network access, and will help us achieve further penetration in the key markets we have targeted.”

As a result of this transaction, the Company will add a suite of physical access biometric products and technologies to its existing logical access products and solutions for network access. The Company believes that it is the first in its industry to offer an open-architecture, “Doorway-to-Desktop” biometric security solution, and that this comprehensive product offering will strengthen its ability to penetrate the access card initiatives in the governmental space and the manufacturing processing control opportunities in the commercial sector. The Company has been using BSG technology and expertise extensively in its development of a biometrically-enabled authentication system for a major pharmaceutical company, and expects the much sought after technology to be a significant component to drive similar deployments in the future.

“A Doorway-to-Desktop security solution has long been a promise of the biometrics industry. We believe that our acquisition of the BSG technology makes that promise a reality. As a result of the transaction, we will be able to provide integrated Doorway-to-Desktop solutions as part of our overall Identity Assurance Management™, or IAM platform. We believe that increasing our breadth of product offerings not only will solidify our position in pursuit of CAC and manufacturing process opportunities, but it will allow us up-sell opportunities across the physical and logical landscape,” said Argenbright. “We showcased an integrated physical and logical solution at COMDEX in November and we were overwhelmed by the positive response and new sales opportunities we received. In fact, we recently shipped our first physical access solution to a police department in California.”

Bob Turbeville, a former Senior Vice President for ISS who will head up the new physical access group for SAFLINK, said that he is excited about the opportunity to join a recognized leader in the biometric security industry. “SAFLINK has been a key partner of ours for some time,” said Turbeville. “We are excited to be joining the SAFLINK team and we believe our combined solution forms one of the most powerful identity-based security solutions on the market today. We believe the biometrics industry has been moving toward a convergence of physical and logical access solutions, and we are excited to move that convergence forward by joining SAFLINK.”

About BSG

As an industry leader in biometric technology, BSG has provided products, solutions and services for digital identity and biometric-enhanced access control applications. BSG operates out of Charleston, South Carolina, and has focused specifically on developing new technology and solutions for the unique needs of the biometric user community. Its client list has included the Department of Defense, the Utah and Pennsylvania Departments of Corrections, the Chicago Aviation Authority, the Maryland Department of Transportation, the Environment Protection Agency, and the US Department of Transportation. Its solutions include:

Biometric Access Control, which couples the positive identity verification of biometrics with the security of electronic access control, and includes centralized template management, flexible access permissions, real-time event monitoring and reporting, and a wide range of communications options.

Time and Attendance Systems, which eliminate “buddy punching” through a fraud-proof Time and Attendance system, and reduce overhead costs for the company.

Corrections and Law Enforcement, including parolee/offender verification applications designed for positive verification of individuals during check-in visits, evidence room access control systems that help maintain positive chain of custody, perimeter access control systems with application-specific access scheduling, event monitoring and reporting for perimeter auditing and personnel movement.

Casino Security, bringing enhanced security to cash rooms and other sensitive areas of the casino physical plant, providing positive identification of casino credit patrons, and helping reduce fraud in check cashing operations.

Custom Solutions, including network engineering, application development, embedded microprocessor design, complex database and computational environments, and full lifecycle support.

For further details, see BSG’s website at http://www.bioace.net/home.html

About SAFLINK

SAFLINK Corporation, a leading provider of integrated enterprise security systems, provides cost-effective software solutions that verify individual identity, protect intellectual property, secure information assets, and eliminate passwords. These solutions are designed to safeguard and simplify access to computer networks, applications, and physical facilities. For more information, please see the Company’s website at www.saflink.com or call 800-762-9595.

NOTE: “SAFLINK” is a registered trademark of SAFLINK Corporation. “The Power of Biometric Authentication” and “Protecting your enterprise through secure authentication” are trademarks of SAFLINK Corporation.

This release contains information about management’s view of the Company’s future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the conditions to the closing of the asset acquisition transaction with ISS and BSG and the possibility that these conditions might not be met, risks associated with the successful integration of the acquired business, technology and employees and the realization of the anticipated benefits of the transaction, risks associated with the rapidly evolving market for the biometric solutions and the Company’s products, risks and uncertainties associated with the Company’s financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the biometrics market as well as other factors that are discussed in the Company’s 424(b)(3) Prospectus filed with the SEC August 16, 2002 as amended and supplemented, and in its Annual Report on Form 10-K, as well as other documents periodically filed with the Securities and Exchange Commission